Genesys Industries Receives New Orders from Tier II Automotive Customer.

NEW YORK, NY – January 15th, 2020 (TheNewsWire) – Genesys Industries, Inc a diversified multi-industry advanced manufacturer of complex components and products announced today that the company has received multiple new purchase orders for the precision manufacturing of engineered components from a leading Tier II Automotive Customer which has operations in Ohio and Michigan. The Company expects to engineer, produce and ship these orders over the next month for the current quarter.

Within only the first 2 weeks of January 2020, The Company has booked into backlog a total of over $ 75,000.00 of new orders with an average gross profit margins of 86%. The majority of the specific automotive market we serve are OEMs, Tier 1 and Tier 2 suppliers.

Company Spokesperson, commented, “We are proud that one of the largest automotive manufacturer with global operations is now a new Genesys customer. We’ve been supporting the automotive industry for many years now, and we continue to deliver innovative and reliable solutions to all our customers in this sector.”

About Genesys Industries
Genesys Industries is a diversified multi-industry advanced manufacturer of complex components and products.   The company is a vertically integrated precision cnc manufacturing and fabrication company with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Aerospace, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more.  Follow us on twitter @genesysind
For more information on Genesys Industries, please visit www.genesysindustries.com

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

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